THE ENDURACOIN FOUNDATION, LLC

SUBSCRIPTION AGREEMENT

1.  Subscription I hereby agree to purchase Enduracoin Tokens (the "Tokens";) being sold by The Enduracoin Foundation, LLC, an Oklahoma limited liability company (the "Company";) at a price of one dollar ($1.00) per Token (the "Securities") in accordance with the terms and conditions of this Subscription Agreement. This subscription may be rejected by the Company in whole or in part.

2.    Representations and Warranties I warrant and represent to the Company that:

a. The Securities are being purchased by me for investment only, for my own account and not with a view to the offer or sale in connection therewith, or the distribution thereof, and I am not participating, directly or indirectly, in an underwriting of any such undertaking.

b. I will not take, or cause to be taken, any action that would cause me to be deemed an underwriter of the Securities, as defined in Section 2(11) of the Securities Act of 1933, as amended (the "Act").

c. I am aware that no market exists for the Companys Securities at this time.

d. I am aware that (i) that the Securities being offered will not be transferable unless such Securities are registered (ii) the Securities are subject to an exemption from registration; (iii) any person to whom the investor may subsequently wish to sell the Securities (if the Securities are not registered or exempt from registration) may have to satisfy standards of suitability at least as stringent as those set forth herein; and (iv) the subsequent sale or other disposition of such Securities will require, in the absence of such registration, the satisfaction of such conditions as the Company may require.

e. I hereby represent and warrant that all the representations, warranties and acknowledgments contained in this Subscription Agreement are true, accurate and complete as of the date hereof.

3.    Accredited or Other Special Investors.  I am (initial all applicable responses):

A natural person (as opposed to a corporation, partnership, trust or other legal entity) whose net worth, or joint network together with his/her spouse, exceeds $1,000,000 exclusive of such persons primary residence.

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(b)(2)(ii) of Regulation D.

A natural person (as opposed to a corporation, partnership, trust, or other legal entity) whose individual income was in excess of $200,000 in each of the two most recent years (or whose joint income with such person's spouse was at least $300,000 during such years) and who reasonably expects an income in excess of such amount in the current year.

A corporation, partnership, trust, or other legal entity (as opposed to a natural person) and all of such entity's equity owners fall into one or more of the categories enumerated above.

4.    Restrictions on Transferability. I hereby agree that the Securities being purchased by me may be stamped or otherwise imprinted with a conspicuous legend in substantially the following form:

The securities represented by this certificate may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

I further agree that the Securities may also be stamped with any other legend(s) required by applicable state securities laws (the "State Acts"). The Securities shall be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration ("Transfer") subject to the terms of this Agreement, pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is established to the satisfaction of the Company, which may include an opinion of my counsel, which cost shall be borne by me, as to the availability of such an exemption. I realize that by becoming a holder of the Securities pursuant to the terms of the legend set forth above, I agree, prior to any Transfer, to give written notice to the Company expressing my desire to affect the Transfer and describing the proposed Transfer according to the terms of Section 10. Upon receiving any such notice, and after the Company elects not to exercise its Right of First Refusal, the Company shall present copies thereof to counsel for the Company and the following provisions shall apply:

a. If, in the opinion of such counsel, the proposed Transfer may be affected without registration thereof under the Act and the State Acts, the Company shall promptly thereafter notify the holder of such Securities whereupon such holder shall be entitled to effect the Transfer, all in accordance with the terms of this notice delivered by such holder to the Company, and upon such further terms and conditions as shall be required by the Company in order to assure compliance with the Act and the State Acts.

b. If, in the opinion of such counsel, the Transfer may not be affected without registration under the Act and/or the State Acts, a copy of such opinion shall promptly be delivered to the holder who had proposed the Transfer, and the Transfer shall not be made unless registration of the Transfer is then in effect.

5.  Payment of Subscription. Enclosed herewith is a personal check (or bank cashier's certified check) payable to the order of the Company for the Securities purchased. I recognize that if my subscription is rejected, in whole or in part, the funds delivered herewith, to the extent that my subscription has been rejected, will be returned to me without deduction therefrom or interest thereon, as soon as practicable.

6.  Notices. Any notices or other communications required or permitted hereby shall be sufficiently given if sent by registered or certified mail, postage prepaid, return receipt requested, and, if to the Company, at the address to which this letter Subscription Agreement is addressed, and, if to me, at the address set forth below my signature hereto, or to such other addresses as either the Company or I shall designate to the other by notice in writing.

7.    Successors and Assigns. This Subscription Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of the Company and to my personal and legal representatives, heirs, guardians, successors and permitted assignees.

8.    Reliance Upon Representations. This Subscription Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of the Company and to my personal and legal representatives, heirs, guardians, successors and permitted assignees.

9.  Applicable Law/Arbitration. This Subscription Agreement shall be governed by and construed in accordance with the laws of Oklahoma and, to the extent it involves any United States statute, in accordance with the laws of the United States. Any dispute, claim or controversy involving this Subscription Agreement, or the circumstances surrounding the sale of the Securities described in this Subscription Agreement shall be settled through binding arbitration in accordance with the Commercial Rules of the American Arbitration Association in Bartlesville, Oklahoma.

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IN WITNESS WHEREOFI have executed and sealed this Subscription Agreement to be effective as of [EFFECTIVE DATE].

Typed or Printed Name	Signature of Purchaser Representative1
Residence Address	Date
City, State & Zip Code
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ACCEPTED:

Signed:
By:
Dated:
RETURN THIS SUBSCRIPTION AGREEMENT TO:

Mailing Address:

The Enduracoin Foundation, LLC.
414 S.E. Washington Blvd.
Ste. 13
Bartlesville, OK 76004

Wire instructions Financial Institution: Routing number: Account name: Account number: